Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock

and

All Outstanding Shares of Class B Common Stock

of

Orbitz, Inc.

at

$27.50 Net Per Share

Pursuant to the Offer to Purchase

Dated October 6, 2004

by

Robertson Acquisition Corporation

an indirect wholly owned subsidiary of

Cendant Corporation

THE OFFERS AND ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE (AS DESCRIBED IN THE OFFER TO PURCHASE) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON NOVEMBER 10, 2004, UNLESS THE OFFERS ARE EXTENDED.

October 6, 2004

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated October 6, 2004 and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer to Purchase”) relating to the offers by Robertson Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Cendant Corporation, a Delaware corporation (“Cendant”), to purchase all outstanding shares of class A common stock (the “Class A Offer”), par value $.001 per share, of Orbitz, Inc., a Delaware corporation (“Orbitz”) (the “Class A Common Stock”), and all outstanding shares of class B common stock (the “Class B Offer” and, together with the Class A Offer, the “Offers”), par value $.001 per share of Orbitz (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Shares,” and each a “Share”), at a purchase price of $27.50 per Share, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Stockholders from the Chairman of the Board of Directors, President and Chief Executive Officer of Orbitz accompanied by Orbitz’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offers.

Your attention is directed to the following:

1.    The purchase price offer by the Purchaser is $27.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer to Purchase.

2.    The Class A Offer is being made for all outstanding shares of Class A Common Stock. The Class B Offer is being made for all outstanding shares of Class B Common Stock.

3.    The board of directors of Orbitz has unanimously determined that the Merger Agreement (as defined below), the Offers and the Merger (as defined below) are advisable, fair to and in the best interests of Orbitz’s stockholders, has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offers and the Merger, and has unanimously recommended that holders of all issued and outstanding shares of Class A Common Stock accept the Class A Offer, tender their shares of Class A Common Stock into the Class A Offer and approve and adopt the Merger Agreement, and that holders of all issued and outstanding shares of Class B Common Stock accept the Class B Offer, tender their shares of Class B Common Stock into the Class B Offer and approve and adopt the Merger Agreement. A special committee of the board of directors of Orbitz, comprised solely of disinterested and independent directors, unanimously determined that the Merger Agreement, the Class A Offer and the Merger are fair to and in the best interests of the holders of Class A Common Stock (other than American Airlines, Inc., Continental Airlines Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. (“United”)) and recommended that the holders of the Class A Common Stock tender their shares of Class A Common Stock into the Class A Offer and approve and adopt the Merger Agreement.

4.    The Offers are being made pursuant to the Agreement and Plan of Merger, dated as of September 29, 2004 (the “Merger Agreement”), by and among Cendant, the Purchaser and Orbitz pursuant to which, following the consummation of the Offers and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Orbitz with Orbitz surviving the merger as an indirect wholly owned subsidiary of Cendant (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares that are owned by Orbitz as treasury stock and any Shares owned by Cendant, the Purchaser or any wholly owned subsidiary of Cendant or by stockholders, if any, who have not consented to the Merger and who have complied with Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offers in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offers) to Cendant, to Cendant and one or more direct or indirect wholly owned subsidiaries of Cendant, or to one or more direct or indirect wholly owned subsidiaries of Cendant.

5.    THE OFFERS AND ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 10, 2004 (THE “EXPIRATION DATE”), UNLESS THE OFFERS ARE EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AT WHICH THE OFFERS, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.    The Offers are conditioned upon, among other things, (I) there being validly tendered in the Offers (in the aggregate) and not withdrawn prior to the expiration of the Offers that number of Shares which, together with any Shares then owned by Cendant or the Purchaser, represents at least a majority of the Shares outstanding on a fully-diluted basis and no less than a majority of the voting power of Orbitz entitled to vote in the election of directors, (II) there not being any shares of Class B Common Stock that the Purchaser is not permitted to accept for payment, and purchase, without the consent or approval of any governmental entity, which consent or approval has not been obtained (unless the condition described in clause (III) below has been satisfied and all shares of Class B Common Stock, other than any single series of Class B Common Stock representing not more than 15% of the issued and outstanding Shares, shall have been validly tendered in the Class B Offer and may be accepted for payment and purchase in the Class B Offer), (III) certain consents of holders of shares of Class B Common Stock required under Sections 8.2(a), 8.2(b) and 8.2(c) of Orbitz’s certificate of incorporation having been obtained and being in full force and effect, (IV) the issuance of a final order by the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) authorizing United to (A) execute, deliver and perform under the Stockholder Agreement, dated September 29, 2004, among Cendant, the Purchaser and United, its consent to the Merger as required by Orbitz’s certificate of incorporation and a waiver of all the provisions contained in the Amended and Restated Stockholders Agreement, dated December 19, 2003, as amended, by and among Orbitz and certain of its stockholders with respect to the Merger Agreement and the Stockholder Agreements (as defined in the Offer to Purchase) entered into by the Purchaser and Cendant with each holder of Class B Common Stock in connection with the Class B Offer and the consummation of the transactions contemplated thereby and (B) irrevocably tender and sell its Shares pursuant to the Offers, (V) the Stockholder Agreements entered into by certain stockholders of Orbitz with Cendant and the Purchaser not having been terminated (unless such termination does not prevent the condition described in clause (II) above from being satisfied), (VI) certain stockholders of Orbitz or the creditor’s committee or United States Trustee in any bankruptcy or reorganization case involving such stockholders shall not have asserted that any consent described in clause (III) above is not valid, binding or enforceable or that the actions authorized by such consents may not be taken as a result of a bankruptcy event involving such stockholders (unless the Purchaser waives this condition by failing to timely file appropriate pleadings in the relevant bankruptcy court challenging such assertion or abandons the challenge of such assertion) and (VII) the satisfaction of certain other conditions as set forth in the Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

7.    Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or Georgeson Shareholder Communications Inc., which is acting as the Information Agent for the Offers, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offers. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Payment for Shares accepted for payment pursuant to the Offers will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFERS OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offers are not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may, in its discretion, take such action as it deems necessary to make the Offers in any jurisdiction and extend the Offers to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of the Purchaser by Citigroup Global Markets Inc., which is acting as the Dealer Manager for the Offers, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Class A Common Stock

and

All Outstanding Shares of Class B Common Stock

of

Orbitz, Inc.

by

Robertson Acquisition Corporation

an indirect wholly owned subsidiary of

Cendant Corporation

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Robertson Acquisition Corporation, dated October 6, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of Class A common stock, par value $.001 per share, of Orbitz, Inc., a Delaware corporation (“Orbitz”), and the shares of Class B common stock, par value $.001 per share, of Orbitz (collectively, the “Shares,” and each a “Share”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES OF CLASS A COMMON STOCK TO BE TENDERED:(1)	SIGN HERE
Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number
Tax Identification Number or Social Security Number
Dated: , 2004
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

NUMBER OF SHARES OF CLASS B COMMON STOCK TO BE TENDERED:(1)	SIGN HERE
Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number
Tax Identification Number or Social Security Number
Dated: , 2004
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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